Exhibit 10.2
Execution Version
AMENDED AND RESTATED FACILITY AGREEMENT
This Amended and Restated Facility Agreement (this “Agreement”), dated as of May 9, 2024 (the “Signing Date”) and effective as of March 29, 2024 (the “A&R Effective Date”), is entered into by and among CLIFFWATER CORPORATE LENDING FUND, a Delaware statutory trust (the “Cliffwater”), CCLF Holdings (D13) LLC, a Delaware limited liability company (“CCLF Sub”), and KKR FS INCOME TRUST, a Delaware statutory trust (the “Purchaser” and collectively with Cliffwater and CCLF Sub, the “Parties”).
RECITALS
WHEREAS, pursuant to that certain Facility Agreement, dated as of August 2, 2022 (the “Original Effective Date” and, prior to giving effect to the amendment and restatement on the A&R Effective Date, the “Existing Facility Agreement”), by and between Cliffwater and the Purchaser, (a) Cliffwater agreed to from time to time acquire certain assets as the Purchaser may request and Cliffwater may approve in its sole discretion and (b) pursuant to the terms set forth therein, Cliffwater could (and, on the Settlement Date or at the request of the Purchaser, would be required to) transfer and assign to the Purchaser all of its right, title and interest in and to the applicable Forward Purchase Assets (as defined below);
WHEREAS, the Parties wish to amend and restate the Existing Facility Agreement to, among other things and subject to the terms and provisions hereof, (a) continue such arrangement with an updated allocation of economics and with CCLF Sub acquiring future assets, (b) to modify the Scheduled Facility End Date, and (c) add CCLF Sub as a Party; and
WHEREAS, subject to the terms and provisions hereof, the intention of the Parties with respect to the allocation of the economics after giving effect to such amendment and restatement in connection with (a) Purchased Loans and Available Unfunded Commitments (other than Asset-Based Finance) held by Cliffwater or CCLF Sub is for (x) Cliffwater or CCLF Sub, as applicable, to receive (i) all interest (including paid-in-kind interest) accrued, due, paid or payable on any Purchased Loan on and after the date that Cliffwater or CCLF Sub acquired such Purchased Loan and until the Trade Date of such Purchased Loan (such period commencing on the date Cliffwater or CCLF Sub acquires a Purchased Loan or Available Unfunded Commitment and ending on the date immediately preceding the applicable Trade Date is referred to as the “Holding Period”) (but excluding, for the avoidance of doubt, any Excess Amounts), (ii) all fees (other than one-time fees) that regularly accrue and are payable to all lenders on account of their loans or commitments outstanding during the Holding Period of the applicable Purchased Loan and Available Unfunded Commitments (but excluding, for the avoidance of doubt, any Excess Amounts), (iii) all amendment fees in connection with any Purchased Loans and Available Unfunded Commitments during the Holding Period thereof and (iv) Additional Consideration on the amount of any funded portion of any Purchased Loan or any Available Unfunded Commitment assumed by Cliffwater or CCLF Sub during the Holding Period, to the extent OID and Fees (1) were paid or payable by the underlying obligor on such amount and resulted in a downward adjustment of the Purchase Price or (2) were paid directly to the Purchaser, (y) the Purchaser to receive (i) all Termination Fees with respect to all Purchased Loans and all Available Unfunded Commitments and (ii) all OID and Fees, including through an adjustment to the Purchase Price, for all Purchased Loans and all Available Unfunded Commitments, with Cliffwater or CCLF Sub receiving any OID and Fees for any Purchased Loan that is fully or partially paid off and cannot be reborrowed, to the extent such OID and Fees are attributable to the portion of the Purchased Loan that is paid off and (z) the Parties to reasonably determine if any other fee is similar to any of the categories above and to cooperate in good faith to determine how to allocate it based on the allocations above or, if not at all similar, to cooperate in good faith to determine how to allocate it and (b) Asset-Based Finance held by Cliffwater or CCLF Sub is for (x) Cliffwater or CCLF Sub, as applicable, to receive 11% per annum on the aggregate funded investment cost during the Holding Period of such Asset-Based Finance purchased by the Purchaser from Cliffwater or CCLF Sub and (y) the Purchaser to receive all other economics arising before, during and after the Holding Period on such Asset-Based Finance that are Purchased Loans and Available Unfunded Commitments purchased by the Purchaser from Cliffwater or CCLF Sub;
NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I.

DEFINITIONS
Section 1.1.    Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
“A&R Effective Date” has the meaning set forth in the recitals hereof.
“Additional Consideration” has the meaning set forth on Exhibit A hereto.
“Asset-Based Finance” means an investment or Available Unfunded Commitment that was underwritten primarily on investments backed by large and diversified pools of financial hard and contractual assets or that is otherwise agreed by the Purchaser and Cliffwater, including on behalf of CCLF Sub, as constituting an Asset-Based Finance.
“Available Unfunded Commitments” means fully committed (subject only to limited customary conditionality acceptable to Cliffwater and, in any event, not subject to consent or approval of any agent or lender) unfunded commitments of a delayed draw term loan or revolving line of credit assumed (by entry into an assignment and assumption agreement or otherwise) by Cliffwater or CCLF Sub pursuant to Section 2.1(b).
“Capital Condition” means the Purchaser having called and received cash funding from subscriptions in an aggregate amount of at least Five Hundred Million Dollars ($500,000,000).
“CCLF Sub” has the meaning set forth in the recitals hereof.
“Cliffwater” has the meaning set forth in the recitals hereof.
“Commitment Amount” means the lesser of (a) (i) One Hundred Million Dollars ($100,000,000), plus (ii) the aggregate Initial Principal Amount of each Purchased Loan held by Cliffwater or CCLF Sub and each prospective Purchased Loan approved pursuant to Section 2.1(b) by Cliffwater or CCLF Sub plus any unfunded commitments associated with each such Purchased Loan and approved Purchased Loan (in each case, including, for the avoidance of doubt, delayed draw term loans and the unfunded portion of any revolving lines of credit), minus, without duplication, (iii) the aggregate Principal Proceeds consisting of principal received with respect to such outstanding Purchased Loans reducing the principal amount thereof and (b) Four Hundred Million Dollars ($400,000,000), as such amount may be increased from time to time as the Purchaser and Cliffwater may agree in writing (including, without limitation, by email).
“Commitment Termination Date” means the date eighteen months from the A&R Effective Date; provided that, if the Purchaser and Cliffwater, including on behalf of CCLF Sub, agree in writing (including, without limitation, by email) to extend the Commitment Termination Date to a later date, then the Commitment Termination Date shall be such later date; provided, further, that, notwithstanding the foregoing, the occurrence of the Trigger Date shall immediately result in the occurrence of the Commitment Termination Date.
“Confidential Information” means this Agreement, the terms contained herein and all information provided by any Party (the “Disclosing Party”) to any other Party (the “Receiving Party) in connection with this Agreement or the transactions contemplated herein relating to the Disclosing Party or any of its businesses or any portfolio investment.
“Credit Agreement” means, with respect to each Purchased Loan and Available Unfunded Commitment, the loan, note or credit agreement specified in the applicable Initial Purchase Request.
“Delayed Comp Trigger Date” has the meaning set forth in Section 2.8 hereof.
“Disclosing Party” has the meaning set forth in the definition of “Confidential Information”.
“Dollar” and “$” mean lawful money of the United States.
“Excess Amounts” shall mean, with respect to any Purchased Loan or Available Unfunded Commitment, any amounts that were accrued and unpaid on the date that Cliffwater or CCLF Sub acquired such Purchased Loan or Available Unfunded Commitment that were not reflected in the price paid by Cliffwater or CCLF Sub, as applicable, for such Purchased Loan or Available Unfunded Commitment.
“Existing Facility Agreement” has the meaning set forth in the recitals hereof.
“Forward Purchase” has the meaning set forth in Section 2.2 hereof.
“Forward Purchase Asset” has the meaning set forth in Section 2.2 hereof.
“Holding Period” has the meaning set forth in the recitals hereof.
“Initial Purchase Date” has the meaning set forth in Section 2.1(b) hereof.
“Initial Principal Amount” means, with respect to any Purchased Loan or portion thereof that is a term loan, the aggregate par principal amount of such Purchased Loan or portion thereof, as applicable, made by Cliffwater or CCLF Sub on the Initial Purchase Date in respect thereof, in each case, for the avoidance of doubt, without giving effect to the amount of any OID and Fees.
“Initial Purchase Request” has the meaning set forth in Section 2.1(a) hereof.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other person for security purposes.
“Loan Rights” means, with respect to any Purchased Loan or portion thereof or any Available Unfunded Commitments, all proceeds thereof and other assets or property related thereto, including, without limitation, all right, title and interest of Cliffwater or CCLF Sub, as applicable, in and to:
(a)    all rights with respect to such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, to which Cliffwater or CCLF Sub is entitled as lender under the applicable Related Documents;
(b)    any underlying collateral securing such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, and all recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing on and after the Trade Date of such Purchased Loan or portion thereof, as applicable;
(c)    all Related Documents of such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable;
(d)    all insurance policies (if any) with respect to such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable;
(e)    all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of the Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, together with all financing statements, mortgages or similar filings signed or authorized by an obligor relating thereto;
(f)    all records (including computer records) with respect to the foregoing;
(g)    to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Cliffwater or CCLF Sub (each in its capacity as a lender with respect to such Purchased Loan or portion thereof, as applicable) against any person or entity, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all claims at law or in equity related to the rights and obligations sold and assigned pursuant hereto; and
(h)    except as otherwise set forth herein, all collections, income, payments, proceeds and other benefits with respect to such Purchased Loan or portion thereof or such Available Unfunded Commitments, as applicable, of each of the foregoing.
“OID and Fees” means, with respect to any Purchased Loan, any Available Unfunded Commitment or any portion of the foregoing, and solely attributable to the Holding Period, the amount of any one-time “original issue discount”, upfront fees, commitment fees, arrangement fees, underwriting fees, placement fees, upsize fees and any other similar or one-time fees related to the making or funding of, or the commitment to make or fund, such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, in each case, paid (or due and payable and not paid) by the underlying obligors in connection with such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable (including by way of netting from the proceeds of such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing, as applicable).
“Original Effective Date” has the meaning set forth in the recitals hereof.
“Parties” has the meaning set forth in the recitals hereof.
“Principal Proceeds” means, with respect to any Purchased Loan or portion thereof, all payments actually received by Cliffwater or CCLF Sub, as applicable, in respect of the repayment of the principal amount of such Purchased Loan or portion thereof, as applicable, excluding, for the avoidance of doubt, Termination Fees, if any, and regardless of whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security; provided that (a) the principal amount of a Purchased Loan or portion thereof, as applicable, may be increased from time to time as the result of a “payment-in-kind” feature of such Purchased Loan or portion thereof, as applicable, and such increases shall not constitute Principal Proceeds and (b) principal reimbursement payments in respect of such increased principal amount shall constitute Principal Proceeds hereunder.
“Principal Repayment Amount” means, with respect to any Purchased Loan or portion thereof, as applicable, an amount equal to the aggregate amount of Principal Proceeds actually received by Cliffwater or CCLF Sub, as applicable, during the period from (and including) the Initial Purchase Date in respect thereof to (and excluding) the Trade Date in respect thereof.
“Purchase Price” means, with respect to:
(a)     any Purchased Loan or portion thereof (other than any Asset-Based Finance or portion thereof), on the Trade Date thereof, consisting of funded amounts, an amount equal in the applicable currency of such Purchased Loan or portion thereof to the sum of:
(i) the aggregate par outstanding principal amount of such funded Purchased Loan or portion thereof, as applicable, on such Trade Date, plus, to the extent not included in this clause (i),
(ii) the amount of any uncapitalized “payment-in-kind” interest under such Purchased Loan or portion thereof, as applicable, accrued during the Holding Period (excluding, for the avoidance of doubt, any Excess Amounts consisting of uncapitalized “payment-in-kind” interest that accrued prior to the Holding Period of such Purchased Loan or portion thereof), minus, to the extent included in clause (i) above and constituting Excess Amounts,
(iii) the amount of any “payment-in-kind” interest under such Purchased Loan or portion thereof, as applicable, that accrued but did not capitalize prior to the Holding Period of such Purchased Loan or portion thereof, minus
(iv) the sum of (x) the amount of any OID and Fees attributable to the Holding Period paid on account of such Purchased Loan or portion thereof, as applicable (excluding, for the avoidance of doubt, any OID and Fees attributable to any other portion of a Purchased Loan that has been repaid or prepaid by the underlying obligor and is not available to reborrow prior to such Trade Date) plus, without duplication, (y) the amount of any Termination Fees paid or due and payable on account of such

Purchased Loan or portion thereof (other than the portion consisting of “payment-in-kind” interest ) during the Holding Period, plus
(v) the Additional Consideration for the aggregate par outstanding principal amount of such Purchased Loan or portion thereof, as applicable;
    (b)    any amounts consisting of Available Unfunded Commitments or a portion thereof (other than any Asset-Based Finance or portion thereof) as of the Initial Purchase Date that have not been funded as of the Trade Date thereof, an amount equal in the applicable currency of such Available Unfunded Commitments or portion thereto to the difference of (and without duplication of any amounts payable or deductions in clause (a) above):
(i) the Additional Consideration for such Available Unfunded Commitment or portion thereof, as applicable as of such Trade Date, minus
(ii) the amount of any OID and Fees paid on account of such Available Unfunded Commitment or portion thereof, as applicable (excluding, for the avoidance of doubt, any OID and Fees attributable to any other portion of the Available Unfunded Commitments that have been terminated, not funded and are not available to be reborrowed by the underlying obligor prior to the Trade Date);
    (c)    any Asset-Based Finance or portion thereof, on the Trade Date thereof, an amount equal in the applicable currency of such Asset-Based Finance or portion thereof to the sum of:
(i) the funded cost of the Asset-Based Finance or portion thereof, as applicable, on such Trade Date, minus to the extent included in this clause (i),
(ii) the amount of any “payment-in-kind” interest under such Asset-Based Finance or portion thereof, as applicable, during the Holding Period, minus, to the extent included in clause (i),
(iii) the amount of any OID and Fees paid on account of such Asset-Based Finance or portion thereof, as applicable, during the Holding Period, plus
(iv) an amount equal to the sum of (I) the product of (w) the average funded cost of such Asset-Based Finance or portion thereof during the portion of the Holding Period ending on or prior to the one year anniversary of the date Cliffwater or CCLF Sub, as applicable, acquired such Asset-Based Finance multiplied by (x) 11% multiplied by (y) the number of days in the Holding Period that occur on or prior to the one year anniversary of the date Cliffwater or CCLF Sub, as applicable, acquired such Asset-Based Finance divided by (z) 365 plus, to the extent that the Holding Period for such Asset-Based Finance exceeds one year, (II) the product of (w) the average funded cost of such Asset-Based Finance or portion thereof during the portion of the Holding Period ending after the one year anniversary of the date Cliffwater or CCLF Sub, as applicable, acquired such Asset-Based Finance multiplied by (x) 12% multiplied by (y) the number of days in the Holding Period that occur after the one year anniversary of the date Cliffwater or CCLF Sub, as applicable, acquired such Asset-Based Finance divided by (z) 365 (which amount under this clause (iv) shall, for the avoidance of doubt, be without duplication of any amounts paid as Purchase Price on an earlier Trade Date), minus, to the extent not otherwise deducted above,
(v) the amount of interest, dividends, fees and other amounts (other than Principal Proceeds and other than amounts paid to Cliffwater or CCLF Sub, as applicable, on account of indemnifications and expense reimbursements pursuant to the terms and provisions of the Related Documents thereto) received by Cliffwater or CCLF Sub, as applicable, on account of such Asset-Based Finance or portion thereof during the Holding Period.
“Purchased L&C Amount” means the sum of the aggregate outstanding funded principal amount of each Purchased Loan plus any Available Unfunded Commitments associated with each such Purchased Loan.
“Purchased Loan” has the meaning set forth in Section 2.1(b) hereof.
“Purchaser” has the meaning set forth in the recitals hereof.
“Receiving Party” has the meaning set forth in the definition of “Confidential Information”.
“Related Documents” means, with respect to any Purchased Loan or Available Unfunded Commitment, all credit, loan and note purchase agreements, security agreements, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with such Purchased Loan or Available Unfunded Commitment.

“Sacred Voting Rights” means, with respect to any Purchased Loan or Available Unfunded Commitments and their respective Related Documents, any amendment, waiver, discharge, or termination thereof (a) having the effect of (i) increasing the amount or extending the term of any commitment of Cliffwater or CCLF Sub to make advances thereunder, extending or otherwise modifying any scheduled interest payment date, scheduled amortization payment date or the final maturity date or accelerating the obligation of such lender to make advances thereunder, (ii) reducing the principal amount, the amount or rate of interest, or any fees or other amounts payable by the underlying obligors, (iii) contractually subordinating or releasing all or substantially all of the Liens granted or guarantees made in favor of Cliffwater or CCLF Sub under such Related Documents, except, in each case, as otherwise contemplated or permitted therein, or (iv) changing the ratable payments to lenders or amending the definition of “Required Lenders” (or any other term having similar meaning), in each case, in any manner that is adverse in any material respect to Cliffwater or CCLF Sub or (b) which is adverse to Cliffwater or CCLF Sub and requires the consent of all lenders party thereto.
“Sacred Voting Rights Request” has the meaning set forth in Section 2.6 hereof.
“Scheduled Facility End Date” means the date twenty-four months from A&R Effective Date; provided that, the Purchaser may, on one occasion, extend the Scheduled Facility End Date by three months by delivering written notice thereof to Cliffwater at any time on or prior to the then-effective Scheduled Facility End Date; provided further that, if the Purchaser and Cliffwater agree in writing (including, without limitation, by email) to extend the Scheduled Facility End Date to a later date, then the Scheduled Facility End Date shall be such later date.
“Settlement Date” has the meaning set forth in Section 2.2 hereof.
“Signing Date” has the meaning set forth in the recitals hereof.
“Subscription Threshold Date” means the initial date that the Purchaser has raised investor subscriptions that are callable, have been called or received in an aggregate amount of at least Seven Hundred and Fifty Million Dollars ($750,000,000).

“Termination Fees” means, with respect to any Purchased Loan, Available Unfunded Commitment or portion of the foregoing, all termination fees, prepayment premiums, make-whole or similar fees or payments paid or payable on account of such Purchased Loan, Available Unfunded Commitment or portion of the foregoing.
“Trade Date” means, with respect to any Purchased Loan or portion thereof or Available Unfunded Commitments, such business day as reasonably requested by the Purchaser or Cliffwater, including on behalf of CCLF Sub, to the other party and consented to by such other party (such consent not to be unreasonably withheld, conditioned or delayed and to be deemed given if not rejected by written notice to the requesting party within three business days of such request; provided that, if rejected, such written notice shall include a request for a reasonable alternative business day not to exceed seven business days from the date of such initial request); provided that such business day shall not, unless otherwise agreed between the Purchaser and Cliffwater, including on behalf of CCLF Sub, occur (i) on any date other than the fifteenth (15th) calendar day of the month (or, if such date is not a business day, the business day immediately preceding the fifteenth (15th) calendar day of the month) or (ii) earlier than the later of (x) the thirtieth (30th) day following the date on which Cliffwater, including on behalf of CCLF Sub, or the Purchaser provides notice to the other party requiring the Forward Purchase thereof and (y) the date that is 60 days after the immediately preceding Trade Date for the immediately preceding Forward Purchase hereunder.
“Trigger Date” means the date on or prior to the Scheduled Facility End Date on which (i) an Insolvency Proceeding is commenced by the Purchaser or (ii) an Insolvency Proceeding is commenced against the Purchaser and is not dismissed or stayed within 60 days.
“Unfunded Commitment Limit” has the meaning set forth in Section 2.1(b) hereof.
“Voting Rights” has the meaning set forth in Section 2.6 hereof.
Section 1.2.    Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced, (ii) any reference to any law herein shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) in the computation of periods of time herein from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (v) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

ARTICLE II.

PURCHASE
Section 2.1.    Initial Purchase.
(a)From time to time from the A&R Effective Date through the Commitment Termination Date, the Purchaser may request in writing, including, without limitation, by email (each such request, and including requests made to Cliffwater prior to the A&R Effective Date, an “Initial Purchase Request”), that Cliffwater or CCLF Sub acquire one or more loans and related commitments, if any, or otherwise become a lender under the applicable Credit Agreement pursuant to which such loans and commitments are made.
(b)Upon receipt by CCLF Sub of such Initial Purchase Request together with any diligence, underwriting, investment committee and other similar materials (including, without limitation, a completed Excel spreadsheet substantially in the form attached hereto as Exhibit B) prepared by the Purchaser and/or its affiliates (which may be in draft form and which the Purchaser shall have no obligation to update or supplement after delivery thereof) and made available to CCLF Sub at the time of such Initial Purchase Request (it being understood that such information may be redacted to take into account any confidential or proprietary information of Purchaser), Cliffwater, on behalf of CCLF Sub, shall have the right, in its sole and absolute discretion, to approve or reject such Initial Purchase Request and to request additional information in connection therewith. Cliffwater, on behalf of CCLF Sub, shall notify the Purchaser in writing, including without limitation, by email, of its approval or rejection of such Initial Purchase Request no later than the fifth (5th) business day succeeding the date on which it receives the Initial Purchase Request. If Cliffwater approves such Initial Purchase Request, CCLF Sub shall purchase (each, an “Initial Purchase”) such loans (and assume any Available Unfunded Commitments associated with such loans) (each such loan, together with (1) any loans acquired by Cliffwater at the request of the Purchaser prior to the A&R Effective Date and (2) any loans funded by Cliffwater or CCLF Sub after the Initial Purchase Date thereto pursuant to an Available Unfunded Commitment assumed in connection therewith, a “Purchased Loan”) specified in such Initial Purchase Request on the terms set forth in the relevant Initial Purchase Request (the date on which Cliffwater acquired or CCLF Sub acquires such Purchased Loan, assumes such Available Unfunded Commitments or otherwise becomes a lender or holder, as applicable, of such Purchased Loan or Available Unfunded Commitments, an “Initial Purchase Date”); provided, that immediately after giving effect to such Initial Purchase, (A) the Purchased L&C Amount shall not exceed the Commitment Amount; and (B) the aggregate Available Unfunded Commitments (excluding any such Available Unfunded Commitments that consist of Asset-Based Finance) shall not exceed 20% of the cost basis of all Purchased Loans (the “Unfunded Commitment Limit”). To the extent that the Purchaser is subject to any binding commitment to fund or otherwise provide any anticipated Purchased Loan or Available Unfunded Commitment pursuant to a commitment letter or similar agreement and Cliffwater, on behalf of CCLF Sub, has approved an Initial Purchase Request with respect thereto, the Purchaser and CCLF Sub shall, at the request of the Purchaser, enter into a back-to-back commitment letter in the form attached hereto as Exhibit C (or as otherwise agreed between the Purchaser and CCLF Sub) with respect to the Initial Purchase of such Purchased Loans or Available Unfunded Commitments.
Section 2.2.    Forward Purchase.
(a)Subject to the terms and conditions of this Agreement (including this Section 2.2) and the satisfaction of the Capital Condition, Cliffwater, including on behalf of CCLF Sub, or the Purchaser may provide notice in writing (including, without limitation, by email) to the other party on or prior to the Scheduled Facility End Date requiring the Purchaser (or its designee) to purchase and Cliffwater or CCLF Sub, as applicable, to sell on an applicable Trade Date (it being understood that the actual settlement of such purchase and sale may be delayed) all or a portion (based on the outstanding principal amount) of one or more Purchased Loans, and assume a ratable portion of the Available Unfunded Commitments associated with such Purchased Loan (each Purchased Loan or portion thereof that is purchased, together with each related Available Unfunded Commitment that is assumed, by the Purchaser under this Section 2.2, a “Forward Purchase Asset”, and each such purchase, a “Forward Purchase”); provided, that the foregoing shall not be construed to enable Cliffwater or CCLF Sub, unless consented to by the Purchaser in its sole discretion, to require the Purchaser to purchase all or any portion of any Purchased Loan or any Available Unfunded Commitments that would cause the collective Purchase Price for, collectively, such Purchased Loan and related Available Unfunded Commitments paid by the Purchaser to Cliffwater or CCLF Sub in connection with any Forward Purchase thereof since the Original Effective Date (including, for the avoidance of doubt, the Purchase Price in connection with all of the purchases made at the election of the Purchaser) to exceed, with respect to any Purchased Loan and any Available Unfunded Commitment with an Initial Purchase Date that occurred (x) prior to the Subscription Threshold Date, an amount equal to 3.0% of the aggregate subscriptions that the Purchaser has raised on or prior to the Trade Date of such purchase and (y) on or after the Subscription Threshold Date, an amount equal to 2.0% of the aggregate subscriptions that the Purchaser has raised on or prior to the Trade Date of such purchase; provided further, that, with respect to any Purchased Loan and any Available Unfunded Commitment with an Initial Purchase Date that occurred on or after the Subscription Threshold Date, Cliffwater and/or CCLF Sub shall not require the Purchaser to purchase all or any portion of such Purchased Loan or such Available Unfunded Commitment prior to the date that the Capital Condition is satisfied. Any Forward Purchase hereunder shall be subject to the condition precedent that the Unfunded Commitment Limit will be satisfied immediately after giving effect thereto.
(b)On the applicable Trade Date for any Forward Purchase, Cliffwater, including on behalf of CCLF Sub, and the Purchaser shall enter into documentation with respect to such Forward Purchase pursuant to which Cliffwater or CCLF Sub, as applicable, shall sell, transfer, assign and otherwise convey to the Purchaser (or its designee), and the Purchaser shall purchase and, as applicable, assume (or cause its designee to purchase and, as applicable, assume) for an amount equal to the Purchase Price of the applicable Forward Purchase Assets, all right, title and interest of Cliffwater or CCLF Sub, as applicable (whether now owned or hereafter acquired or arising, and wherever located), in and to such Forward Purchase and the Purchased Loan Rights in respect of such Forward Purchase Asset; provided that Cliffwater and the Purchaser (or its designee) shall negotiate in good faith appropriate alternative documentation for any Forward Purchase Asset for which assignment is not permissible (including through one or more customary participation agreements in a form agreed to by the Purchaser and Cliffwater, including on behalf of CCLF Sub, or, if not agreed otherwise, in the form attached hereto as Exhibit D) and cooperate in good faith to settle the transfer of any such Forward Purchase Asset as promptly as practicable. The Parties shall use reasonable efforts to settle such Forward Purchase as soon as reasonably practicable and on such date as may be reasonably agreed by Cliffwater, including on behalf of CCLF Sub, and the Purchaser (the date of each such settlement, a “Settlement Date”). To the extent such Settlement Date does not occur on the Trade Date of such Forward Purchase, the delayed compensation provisions in Section 2.8 shall apply to such Forward Purchase. Such Forward Purchase Asset and such Loan Rights so sold pursuant to this Section 2.2 shall be transferred and assigned to the Purchaser (or its designee) free and clear of all Liens, except such Liens imposed by any financing provider to Cliffwater or CCLF Sub, which Liens shall be released on or prior to the Settlement Date of such Forward Purchase. Unless otherwise agreed to by the Parties, the Purchaser and Cliffwater or CCLF

Sub shall use ClearPar to enter into each Forward Purchase hereunder to the extent available for such and commercially reasonable to use for such Forward Purchase.
(c)Unless otherwise agreed to by the Parties, each Forward Purchase pursuant to this Section 2.2 shall be for Forward Purchase Assets with a Purchase Price of at least $1,000,000 (or, if less, the Purchase Price of all remaining Purchased Loans and Available Unfunded Commitments held by Cliffwater or CCLF Sub). All or a portion of any Forward Purchases pursuant to this Section 2.2 shall be conducted in a manner such that the Purchased Loans held the longest by Cliffwater or CCLF Sub will be purchased first; provided, however, that the Parties may agree in writing to conduct such Forward Purchase on a pro rata basis for all or a portion of the Purchased Loans (or in such other manner as the Parties may otherwise agree).
(d)Subject to Section 2.4, on the Trigger Date, the Purchaser shall be required to purchase all Purchased Loans and assume Available Unfunded Commitments held by Cliffwater or CCLF Sub, as applicable, at a price and subject to such economic terms and provisions determined pursuant to the terms and provisions hereof.
(e)For the avoidance of doubt, with respect to any Purchased Loan, any Available Unfunded Commitment or any portion of the foregoing, in the event that no notice requiring a Trade Date for such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing has been delivered in accordance with (and subject to the limitations set forth in) Section 2.2(a) by the Scheduled Facility End Date, none of the Parties may require under this Agreement for the other party to purchase or sell, as applicable, such Purchased Loan, such Available Unfunded Commitment or such portion of the foregoing.
Section 2.3.    Principal, Interest and Fees.
(a)For purposes of calculating the Purchase Price (other than with respect to any Asset-Based Finance or portion thereof), (i) all Principal Proceeds (without duplication of any interest paid in kind), all OID and Fees paid on account of any portion of a Purchased Loan this is repaid or prepaid and not available to be reborrowed and Available Unfunded Commitments that have been terminated, not funded and are not available to be reborrowed by the underlying obligor and all amendment fees attributable to a Purchased Loan, Available Unfunded Commitment or portion of the foregoing that are accrued, earned, paid or payable, in each case, in respect of a Forward Purchase Asset during the Holding Period of such Forward Purchase Asset, and (ii) all cash interest and payment-in-kind interest and all fees (other than one-time fees) that regularly accrue and are payable to all lenders under the applicable Related Documents of a Purchased Loan or Available Unfunded Commitment on account of such lenders’ loans or commitments outstanding pursuant to such Related Documents that, in each case, are earned, accrued, paid or payable in respect of a Forward Purchase Asset during the Holding Period of such Forward Purchase Asset (but excluding, for the avoidance of doubt, any such cash interest, payment-in-kind interest and fees that accrued prior to the date that Cliffwater or CCLF Sub acquired such Forward Purchase Asset) shall, in each case of subclauses (i) and (ii) of this clause (a), be solely for the benefit of Cliffwater or CCLF Sub and retained by Cliffwater or CCLF Sub, as applicable; in the event that the Purchaser receives cash payment of any such amount (and such amount was not reflected in the calculation of the Purchase Price), the Purchaser shall remit such amount to Cliffwater or CCLF Sub, as applicable, within two (2) business days of the receipt thereof. Notwithstanding anything to the contrary contained herein and other than with respect to any Asset-Based Finance or portion thereof, in the event that any portion of a Purchased Loan held by Cliffwater or CCLF Sub has been repaid or prepaid and has become unavailable to be reborrowed and all related Available Unfunded Commitments to such

Purchased Loan have been terminated, not funded and have become not available to be reborrowed by the underlying obligor, Cliffwater or CCLF Sub, as applicable, shall retain all amounts in connection therewith except as expressly set forth in subclause (iii) of clause (b) below or the final sentence of clause (b) below and, in each case, the Purchaser shall not owe Cliffwater or CCLF Sub any Additional Consideration in connection therewith.
(b)For purposes of calculating the Purchase Price (other than with respect to any Asset-Based Finance or portion thereof), (i) all amounts set forth in subclauses (i) and (ii) of clause (a) above that are earned, accrued, paid or payable (except to the extent accruing, earned, paid or payable for the period as expressly set forth in subclauses (i) and (ii) of clause (a) above) in respect of a Forward Purchase Asset on and after the Trade Date or prior to the Holding Period, (ii) all OID and Fees earned, accrued, paid or payable on a Forward Purchase Asset (except to the extent set forth in subclauses (i) and (ii) of clause (a) above) and (iii) all Termination Fees paid or payable on account of a Purchased Loan, Available Unfunded Commitment or portion of the foregoing shall, in each case of subclauses (i), (ii) and (iii) of this clause (b), be solely for the Purchaser’s benefit and reflected in the Purchase Price if received prior to the Trade Date of such Forward Purchase Asset and, to the extent received or payable on or after such Trade Date retained by the Purchaser; in the event that Cliffwater or CCLF Sub receives payment of any such amount (and such amount was not otherwise netted in the calculation of the Purchase Price), Cliffwater or CCLF Sub, as applicable, shall remit such amount to the Purchaser within two (2) business days of the receipt thereof. To the extent not reflected in the Purchase Price, Cliffwater and CCLF Sub agree that if they receive any amounts that the Purchaser is entitled to under this clause (b), then Cliffwater or CCLF Sub, as applicable, shall remit such amounts to the Purchaser within two (2) business days of the receipt thereof. For the avoidance of doubt and other than with respect to any Asset-Based Finance, (x) the Purchase Price shall be reduced by the amount of any Excess Amounts not otherwise deducted therefrom and (y) in the event that a Purchased Loan has been repaid or prepaid in full (other than contingent obligations) by the underlying obligor or an Available Unfunded Commitment is terminated in full, Cliffwater or CCLF Sub, as applicable, agrees to remit all amounts specified in subclause (iii) of this clause (b) and all other Excess Amounts that, in each case, are received, or have previously been received, by Cliffwater or CCLF Sub with respect to such Purchased Loan and such Available Unfunded Commitment to the Purchaser within two (2) business days of the later of the date of such repayment or prepayment in full and the date of receipt thereof.
(c)For purposes of calculating the Purchase Price of any Forward Purchase Asset that is an Asset-Based Finance or portion thereof, (i) all Principal Proceeds (excluding, for the avoidance of doubt, any payment-in-kind interest) that paid in respect of such Forward Purchase Asset during the Holding Period of such Forward Purchase Asset shall be solely for the benefit of Cliffwater or CCLF Sub and retained by Cliffwater or CCLF Sub, as applicable, and (ii) all other interest, fees and other amounts (excluding amounts paid to Cliffwater or CCLF Sub, as applicable, on account of indemnifications and expense reimbursements pursuant to the terms and provisions of the Related Documents thereto) in respect of such Forward Purchase Asset before, during and after the Holding Period of such Forward Purchase Asset shall be solely for the Purchaser’s benefit and reflected in the Purchase Price if received prior to the Trade Date of such Forward Purchase Asset and, to the extent received or payable on or after such Trade Date retained by the Purchaser; in the event that Cliffwater or CCLF Sub receives payment of any such amount (and such amount was not otherwise netted in the calculation of the Purchase Price), Cliffwater or CCLF Sub, as applicable, shall remit such amount to the Purchaser within two (2) business days of the receipt thereof. To the extent not reflected in the Purchase Price, Cliffwater or CCLF Sub agrees that if it receives any amounts that the Purchaser is entitled to under this clause (c), then Cliffwater or CCLF Sub, as applicable, shall remit such amounts to the Purchaser within two (2) business days of the receipt thereof. For the avoidance of doubt, the Purchase Price for any Asset-Based Finance shall be reduced by the amount of any Excess Amounts not otherwise deducted therefrom. In the event that an investment that is an Asset-Based Finance has been repaid or prepaid in full (other than contingent obligations) by the underlying obligor or an Available Unfunded Commitment that is an Asset-Based Finance is terminated in full, Cliffwater or CCLF Sub, as applicable, shall (x) be required to remit Excess Amounts and Termination Fees that are received, or have previously been received, by Cliffwater or CCLF Sub, as applicable, with respect to such Asset-Based Finance to the Purchaser within two (2) business days of the later of the date of such repayment or prepayment in full and the date of receipt thereof and (y) retain all other amounts specified in subclause (ii) of this clause (c).
(d)Notwithstanding the foregoing Section 2.3(a), (b) or (c), (i) for the avoidance of doubt, nothing contained in this Section 2.3 shall be duplicative of any amounts (whether payable, credits, deductions, additions or otherwise) that are part of the calculation of the Purchase Price and (ii) with respect to any fees or other amounts not specified in Section 2.3, each of the Purchaser and Cliffwater, including on behalf of CCLF Sub, shall cooperate in good faith to determine whether such fees or other amounts shall be allocated to the Purchaser, Cliffwater or CCLF Sub, with such determination to be made using rationales reasonably consistent with the rationales used to determine the allocations set forth in Section 2.3(a), (b) and (c) and the definition of Purchase Price.
Section 2.4.Capital Condition. For the avoidance of doubt, the Parties agree that, notwithstanding any provision to the contrary herein, the Purchaser shall not be required, at any time prior to the Trigger Date, to enter into any transaction to purchase any Purchased Loan or Available Unfunded Commitment pursuant to, or be subject to any other obligations arising under, this Agreement unless and until the Trade Date in respect of such Purchased Loan or such Available Unfunded Commitment has occurred and, on or prior to the Scheduled Facility End Date, the Capital Condition has been satisfied.
Section 2.5.Cliffwater and CCLF Sub’s Covenants.
(a)Absent the occurrence of the Scheduled Facility End Date or the Trigger Date, Cliffwater and CCLF Sub will not directly or indirectly sell, transfer, assign, pledge or otherwise dispose of any Purchased Loan or any Available Unfunded Commitments other than to the Purchaser pursuant to Section 2.2 hereof; provided that each of Cliffwater and CCLF Sub shall be permitted to sell, transfer, assign or otherwise dispose of the portion of Purchased Loans and Available Unfunded Commitments that Cliffwater or CCLF Sub attempts, but is unable, to sell to the Purchaser pursuant to Section 2.2 to the extent that the Purchaser (i) defaults in any material respect on its obligations under Section 2.2 not due to any act or omission by Cliffwater, CCLF Sub or any of their affiliates or any of their lenders with respect to such portion of such Purchased Loans and Available Unfunded Commitments and (ii) has not cured such default prior to the date of such sale, transfer, assignment or other disposition by the fifth business day after the earlier of the Purchaser being notified in writing or otherwise becoming aware of such default; provided, further, that Cliffwater, including on behalf of CCLF Sub, may pledge any Purchased Loans and Available Unfunded Commitments to secure obligations of Cliffwater or CCLF Sub to an unaffiliated third party financing provider to Cliffwater or CCLF Sub in the ordinary course of business of Cliffwater or CCLF Sub (which pledge shall be released on or prior to the Settlement Date of the Forward Purchase of such Purchased Loan and Available Unfunded Commitment). Subject to the immediately foregoing sentence, Cliffwater, including on behalf of CCLF Sub, shall not directly or indirectly create, incur, assume or suffer to exist any Lien of any kind with respect to any Purchased Loan or Available Unfunded Commitment.
(b)Cliffwater and CCLF Sub hereby covenant and agree that this Agreement and their respective obligations hereunder do not and will not conflict with, or result in a breach of, any agreement

(including, without limitation, any hedging agreement) that it is a party to in any material respect and that at all times they will be able to consummate each Forward Purchase and sell, assign and transfer each Purchased Loan and each Available Unfunded Commitment to the Purchaser (or its designee) free and clear of all Liens on the applicable Settlement Date.
(c)Prior to the Scheduled Facility End Date (and, in the event the Trade Date for any Forward Purchase Asset has occurred but such Forward Purchase Asset has not yet been assigned to Purchaser (or its designee), prior to the date of the assignment of such Forward Purchase Asset to Purchaser (or its designee), whether before or after the Scheduled Facility End Date), Cliffwater shall at all times directly hold 100% of each class of voting and economic equity interests in CCLF Sub and shall at all times control all decisions of CCLF Sub (either as its sole member or sole manager or through control of each member of the board of directors or equivalent governing body of CCLF Sub).
Section 2.6.    Voting of Loans. Cliffwater and CCLF Sub (i) shall not take (and shall refrain from taking) any action with respect to which Cliffwater or CCLF Sub, as applicable, has the right to vote on or consent to any waiver, amendment, modification or other action with respect to any Purchased Loan or Available Unfunded Commitment or any documentation relating thereto (collectively, “Voting Rights”), except to exercise Sacred Voting Rights or otherwise in accordance with the prior instructions of the Purchaser and (ii) shall take (or refrain from taking) any action with respect to the Voting Rights (other than any Sacred Voting Rights) in accordance with the prior instructions of Purchaser. Cliffwater and CCLF Sub shall use commercially reasonable efforts to notify the Purchaser in writing of any matter, vote or action with respect to which Cliffwater or CCLF Sub, as applicable, has Sacred Voting Rights reasonably in advance of any exercise of (or inaction with respect to) such Sacred Voting Rights; provided no such notification shall be required with respect to any Purchased Loan or Available Unfunded Commitments for which the Purchaser or any of its affiliates is a lender under the Related Documents thereto. The Purchaser may, but is not required, to request that Cliffwater or CCLF Sub, as applicable, take or cause to be taken (or refrain or cause to refrain from taking) any action with respect to the Sacred Voting Rights (such request, a “Sacred Voting Rights Request”) and Cliffwater or CCLF Sub will notify the Purchaser whether it will or will not exercise the Sacred Voting Rights in accordance with the Sacred Voting Rights Request. For the avoidance of doubt, Cliffwater and CCLF Sub shall be entitled to take (or refrain from taking) any action in their sole discretion in respect of any Sacred Voting Rights. Notwithstanding anything in this Agreement to the contrary, the Parties agree that, if Cliffwater or CCLF Sub, under the terms of this Agreement, becomes capable of selling, transferring, assigning or otherwise disposing of any portion of Purchased Loans to any person or entity other than Purchaser (or its designee), Cliffwater or CCLF Sub, as applicable, may take any action in respect of the Voting Rights with respect to such Purchased Loans, and any obligations of Cliffwater or CCLF Sub and the rights of the Purchaser under this Section 2.6 in respect of such Purchased Loans shall become null and void (irrespective of whether Cliffwater or CCLF Sub actually sells, transfer, assigns or otherwise disposes of any portion of Purchased Loans).
Section 2.7.    Documentation, Reports, etc. Cliffwater or CCLF Sub, as applicable, shall, within seven (7) business days of any written request by the Purchaser, confirm such information as the Purchaser may reasonably request in respect of each Purchased Loan and Available Unfunded Commitments as the amount actually funded by Cliffwater or CCLF Sub, as applicable, in cash in respect of such Purchased Loan or the OID and Fees in respect of such Purchased Loans and Available Unfunded Commitments, the Principal Repayment Amount in respect of any Purchased Loan and Available Unfunded Commitment and other amounts or property received by Cliffwater or CCLF Sub, as applicable, in connection with such Purchased Loan and Available Unfunded Commitment.

Section 2.8.    Delayed Compensation. In the event that the Settlement Date in respect of any Forward Purchase (a) does not occur on the Trade Date thereof and (b) occurs (i) on or before seven (7) business days of such Trade Date (such date, a “Delayed Comp Trigger Date”), the Parties agree that any references to “Trade Date” in this Agreement (other than in this Section 2.8 and in the definition of “Trade Date” and Sections 2.2, 2.4 and 3.1) shall be deemed references to such Settlement Date and (ii) after the Delayed Comp Trigger Date in respect of such Forward Purchase, any references to “Trade Date” in this Agreement (other than in this Section 2.8 and in the definition of “Trade Date” and Sections 2.2, 2.4 and 3.1) shall be deemed references to such Delayed Comp Trigger Date, and Purchaser shall pay to Cliffwater or CCLF Sub, as applicable, with respect to such Forward Purchase (and if it has not been sold by way of a participation) an amount equal to the product of (A) the sum of (I) the average of all the individual daily simple SOFRs for each day in the period from (and including) the date two (2) business days before the Delayed Comp Trigger Date and to (but excluding) the date that is two (2) business days before the Settlement Date of such Forward Purchase plus (II) a spread adjustment equal to 11.448 basis points, times (B) the Purchase Price of such Forward Purchase, times (C) the actual number of days elapsed between the Delayed Comp Trigger Date and the Settlement Date, in each case, of such Forward Purchase, times (D) 1/360.
ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.1.    Representations, Warranties and Covenants. Each Party makes the following representations and warranties to the other as of the Signing Date, each Initial Purchase Date (solely in respect of Cliffwater and CCLF Sub), each Trade Date and each Settlement Date:
(a)Due Organization. It is duly organized in the jurisdiction of its organization, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement.
(b)Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery of, and the performance of its obligations under, this Agreement and the other instruments, certificates and agreements contemplated hereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and bind obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general principles of equity (whether such enforceability is considered in a suit at law or in equity).
(c)Non-Contravention. None of the execution and delivery of this Agreement, the consummation of the transaction herein contemplated, or compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its constituent documents or (ii) conflict with or contravene in any material respect any applicable law, order, writ, judgment, award, injunction or decree binding on or affecting it or affecting any of its assets or properties.
Section 3.2.    Purchaser’s Covenants.
(a)With respect to each Purchased Loan acquired by Cliffwater or CCLF Sub, the Purchaser shall provide or cause its affiliates to provide to Cliffwater no less frequently than quarterly and at the Purchaser’s expense (i) any marks and discount rates obtained by the Purchaser in connection with the valuation of such Purchased Loan and (ii) any reports of a third party valuation firm with respect to any Purchased Loan prepared on behalf of Purchaser or its affiliates; provided that, the Purchaser shall not be required to disclose to Cliffwater or CCLF Sub any information to the extent such disclosure would violate any agreement or confidentiality obligation and, without limiting the foregoing, Cliffwater and CCLF Sub agree that the receipt of such information is conditioned on Cliffwater and CCLF Sub receiving the consent of such valuation firm (including by entering into a non-reliance letter acceptable to such valuation firm).
(b)Upon the written request (including, without limitation, by email) of Cliffwater, the Purchaser shall provide to Cliffwater preliminary information regarding the aggregate amount of its called and uncalled subscriptions and its asset holdings (including, without limitation, any tranche information) no later than five business days after the end of each calendar month in which such request is made.
(c)The Purchaser shall provide to Cliffwater notice of the existence of any known material events of default (which has resulted in the applicable counterparty becoming capable of exercising remedies thereunder, whether or not such remedy is actually exercised) under its debt facilities that are known to the Purchaser and that have not previously been disclosed by the Purchaser to Cliffwater within five business days of the end of each calendar month.
(d)The Purchaser hereby covenants and agrees that this Agreement and its obligations hereunder do not and will not conflict with, or result in a breach of, any agreement that it is a party to in any material respect and that at all times it will be able to consummate each Forward Purchase and purchase, receive and accept each Purchased Loan and each Available Unfunded Commitment from Cliffwater or CCLF Sub, as applicable.
(e)The Purchaser shall promptly (and in any event within five (5) business days of its receipt thereof) deliver to Cliffwater any and all material amendments relating to the Purchased Loans.
ARTICLE IV.

MISCELLANEOUS
Section 4.1.    Further Assurances. Each of the Parties covenants and agrees, without further consideration, to prepare, execute, acknowledge, file, record and deliver such other instruments, documents and statements (including, without limitation, the applicable assignment and assumption agreement in the event of any Forward Purchase made pursuant to Section 2.2 hereof), and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement, including, without limitation, to cause and/or effect the sale, transfer, assignment and conveyance of its right, title and interest in and to the Purchased Loan and Available Unfunded Commitment in respect of any Forward Purchase to the Purchaser and to execute and deliver any and all documents required by the Credit Agreement of such Purchased Loan and Available Unfunded Commitment.
Section 4.2.    Amendments. No amendment, waiver or other modification of any provision of this Agreement shall be effective unless agreed to in writing by each of the Parties.
Section 4.3.    Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

Section 4.4.    Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, including, without limitation, as a result of violating the U.S. Investment Company Act of 1940, as amended, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 4.5.    GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.
Section 4.6.    Consent to Jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 4.7.    Headings and Schedule. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 4.8.    Confidentiality. The Confidential Information, including the contents of this Agreement, are confidential and shall not be disclosed to any third party, and no Party shall make any public announcement relating to this Agreement without the consent of each other Party (except that any Party may make disclosure or an announcement regarding entry into this Agreement to the extent required by applicable law or regulation whether by way of a press release, filing a Form 8-K or other periodic or current report with the Securities and Exchange Commission or otherwise), provided that, that the consent of Cliffwater shall be deemed to be on its own behalf and on behalf of CCLF Sub; except that disclosure by the Receiving Party of this Agreement and its terms or other Confidential Information is permitted (a) to its affiliates and to its and its affiliates’ respective partners, directors, trustees, officers, employees, agents, attorneys, advisors, financing sources, auditors, custodians and administrators and other representatives who need to know such Confidential Information in connection with the transactions contemplated hereby (it being understood that (1) the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential to the same extent as provided in this Section 4.8 and (2) it will be responsible for its affiliates’ compliance with this Section 4.8), (b) to the extent required or requested by any governmental agency, regulatory agency, authority or representative of any of the foregoing with competent jurisdiction over it or its affiliates (including, without limitation, any self-regulatory authority and including, without limitation, any public disclosures required by the Securities and Exchange Commission (or any successor thereof) or any other governmental agency, regulatory agency authority or representative of any of the foregoing), (c) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry. or to comply with any applicable law, order, regulation, rule, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith, (d) to any other Party or to any rating agency in connection with rating the Receiving Party, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) in the case of the Purchaser, in connection with any materials or agreements provided or entered into with investors or potential investors, (g) with the prior written consent of the Disclosing Party, (h) to the extent such Confidential Information (1) becomes publicly available other than as a result of a breach of this Section 4.8 or (2) becomes available to the Receiving Party or any of its affiliates on a nonconfidential basis from a source other than the Disclosing Party or its affiliates and is not actually known by the Receiving Party to be in breach of any other person’s confidentiality obligations to the Disclosing Party, (i) in connection with any permitted acquisition or transfer of any Purchased Loan or other assets contemplated by this Agreement or (j) subject to any agreement containing provisions substantially similar to this Section 4.8, to any financing source of any Party. Notwithstanding the foregoing or any other provision in this Agreement or any other document, each Party (and each employee, representative, or other agent of each Party) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended), other than any Confidential Information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.
Any person required to maintain the confidentiality of Confidential Information as provided in this Section 4.8 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own Confidential Information.
Section 4.9.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 4.10.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each of the Parties; provided that, except as expressly set forth herein, none of the Parties may assign nor transfer its rights or obligations hereunder without the prior written consent of the other Parties (and any such purported assignment or transfer shall be null and void).
Section 4.11.Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail or postage prepaid to the intended Party at the address or email of such Party set forth below:
(a)in the case of the Purchaser:

KKR FS Income Trust
201 Rouse Boulevard, Philadelphia, Pennsylvania 19112
Attention: William Goebel; Ryan Wilson
E-mail: Credit.notices@fsinvestments.com; kkrcreditlegal@kkr.com; FSIC_Team@fsinvestments.com; ryan.wilson@kkr.com
(b)in the case of Cliffwater and CCLF Sub:
Cliffwater Corporate Lending Fund
c/o Cliffwater LLC
4640 Admiralty Way, 11th Floor
Marina del Rey, CA 90292
Attention: General Counsel
Telephone: 310.448.5000
Email: legal@cliffwater.com, with copies to: cnemeth@cliffwater.com; spatel@cliffwater.com; and CCLFOperations@cliffwater.com

Notices and communications by e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.
Section 4.12.Equity Interests and Other Assets. For all purposes hereunder, “Purchased Loan”, “Available Unfunded Commitment” and “Asset-Based Finance” (and any definitions using the term “Purchased Loan”, “Available Unfunded Commitment” or “Asset-Based Finance”, including without limitation, the term “Loan Rights”) shall include any equity interests and any other assets agreed to by the Purchaser and Cliffwater, including on behalf of CCLF Sub, and, (i) with respect to equity interests, any references hereunder to “principal”, “funded amount”, “commitment” “interest,” “lender” and other terms applicable to loans shall be deemed to include “liquidation preference”, “contribution”, “subscription”, “redemption price”, “dividends”, “equity holder” and other similar and corresponding terms for equity interests and (ii) with respect to any other assets, any references hereunder to “principal”, “funded amount”, “commitment”, “interest,” “lender” and other terms applicable to loans shall be deemed to include other similar and corresponding terms for such asset.
Section 4.13.Currency Matters. All purchases and sales of Purchased Loans and Available Unfunded Commitments under this Agreement shall be made in the currency under which such Purchased Loans and Available Unfunded Commitments, as applicable, is denominated. All calculations of (i) compliance with the Commitment Amount and the permitted amount of Available Unfunded Commitments, (ii) the amount of Purchased Loans and Available Unfunded Commitments that may become Forward Purchase Assets and (iii) the minimum Purchase Price of a Forward Purchase Asset, in each case, shall be made on (and only on) each Initial Purchase Date by converting all non-Dollar denominated Purchased Loans and Available Unfunded Commitments (including, without limitation, the Purchased Loans and Available Unfunded Commitments that are the subject of the Initial Purchase on such Initial Purchase Date or the subject of such Forward Purchase on such Trade Date, as applicable) to Dollars based on the foreign currency-dollar spot rate that appears on the Bloomberg screen (or any successor screen) as of 5:00 p.m. on the date immediately preceding such Initial Purchase Date or Trade Date, as applicable, as determined by the Purchaser in its reasonable discretion. Notwithstanding anything to the contrary herein, no such calculations adjusting the foreign currency-dollar spot rate shall be made between the dates of applicable transactions, and no default or other breach of this Agreement shall be deemed to have occurred and no monetary thresholds shall be deemed not complied with solely as a result of changes in the applicable spot rates.

Section 4.14.Expenses; Limitation of Liability. On or shortly following the Signing Date, Purchaser shall reimburse Cliffwater for all reasonable and documented out-of-pocket fees and disbursements of one firm of outside legal counsel (and excluding the allocated costs of in-house counsel) to Cliffwater and CCLF Sub incurred on or prior to the Signing Date in connection with the preparation and negotiation of this Agreement in an aggregate amount not to exceed $25,000. In no event shall any Party be liable to any other Party under or in connection with this Agreement for any incidental, consequential, indirect, statutory, special, exemplary or punitive damages, including lost profits, loss of use, loss of time, shutdown or slowdown costs, inconvenience, lost business opportunities, damage to goodwill or reputation or other economic loss, regardless of whether such liability is based on breach of contract, tort, strict liability or otherwise, and even if advised of the possibility of such damages or such damages could have been reasonably foreseen.
Section 4.15.Amendment and Restatement. On the A&R Effective Date, the Existing Facility Agreement shall be amended, restated and superseded in its entirety by this Agreement, and it is the intention of each of the Parties that Cliffwater shall continue to hold pursuant to the terms and provisions of this Agreement each Purchased Loan and Available Unfunded Commitment held by Cliffwater immediately prior to giving effect to this Agreement that Cliffwater acquired or originated pursuant to the Existing Facility Agreement (immediately prior to giving effect to this Agreement), with the Initial Purchase Date thereof remaining unchanged by such amendment and restatement and with the Purchaser having no obligation to make duplicative or further payments under this Agreement for amounts that the Purchaser has already paid to Cliffwater under the Existing Facility Agreement (immediately prior to giving effect to this Agreement).
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

CLIFFWATER CORPORATE LENDING FUND

By:    /s/ Stephen Nesbitt
 Name: Stephen Nesbitt
Title: President

CCLF HOLDINGS (D13) LLC

By:    /s/ Stephen Nesbitt
 Name: Stephen Nesbitt
Title: President

KKR FS INCOME TRUST

By:    /s/ William Goebel
 Name: William Goebel
Title: Chief Financial Officer
[Warehouse Facility]

Exhibit A

[intentionally omitted]

Exhibit B

[intentionally omitted]

Exhibit C

[intentionally omitted]

Exhibit D

[intentionally omitted]